UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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FB FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

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April 17, 2018

Dear Shareholder,

We would like to extend a personal invitation for you to join us at the 2018 Annual Meeting of Shareholders which will be held on May 17, 2018, at 3:00 p.m. Central Time at The Frist Art Museum located at 919 Broadway,  Nashville, Tennessee 37203.

Your attention is directed to the Notice of Annual Meeting of Shareholders and Proxy Statement enclosed with this letter which describe the formal business to be transacted at the meeting.  Following the meeting, we will discuss the status of our business and answer appropriate questions.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person.  You may vote by completing, signing, dating and returning the proxy card that accompanies these printed materials. Submitting your vote by proxy card will not affect your right to vote in person if you decide to attend the meeting.

We hope that you will be able to attend the 2018 Annual Meeting of Shareholders. We look forward to seeing you.

James W. Ayers	Christopher T. Holmes
Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

You are hereby invited to attend the 2018 Annual Meeting of Shareholders of FB Financial Corporation.

WHEN	3:00 p.m. Central Time on May 17, 2018.

WHERE	The Frist Art Museum, 919 Broadway, Nashville, Tennessee 37203.

RECORD DATE	Shareholders of record as of the close of business on April 10, 2018 will be entitled to notice of and to vote at the 2018 Annual Meeting of Shareholders.

ITEMS OF BUSINESS	●	To elect nine (9) directors to serve until the 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified; and
	●	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECOMMENDATIONS	The Board of Directors recommends that you vote “FOR” each nominee for director.

PROXY MATERIALS
Our proxy materials, which include the accompanying Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2017, are first being delivered to shareholders on or about April 17, 2018.  Shareholders have the ability to access the proxy materials electronically under the “Stock & Filings” link on the Investor Relations page of our website at https://investors.firstbankonline.com/.

By Order of the Board of Directors,

James R. Gordon
Secretary

April 17, 2018
Nashville, Tennessee

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 17, 2018

This Proxy Statement and the Annual Report on Form 10-K
are available at https://investors.firstbankonline.com/

TABLE OF CONTENTS
PROXY STATEMENT
2018 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT MEETING AND VOTING INFORMATION	1
PROPOSAL 1— ELECTION OF DIRECTORS	4
Director Nominees	4
Recommendation	7
CORPORATE GOVERNANCE	8
Overview	8
Board Composition	8
Board Leadership Structure	8
Shareholder’s Agreement and Board Designation Rights	8
Controlled Company Status	9
Director Independence	9
Board’s Role in Risk Management and Oversight	10
Meetings of the Board of Directors and Committees	10
Committees of the Board	11
Director Nomination Process	11
Shareholder Nominations to the Board of Directors	12
Code of Business Conduct and Ethics	12
Corporate Governance Guidelines	12
Communications with the Board	13
Independent Compensation Consultant	13
Compensation Committee Interlocks and Insider Participation	13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	14
Loans to Officers, Directors and Affiliates	14
Related Person Transaction Policy	14
Related Person Transactions	14
STOCK OWNERSHIP MATTERS	16
Section 16(a) Beneficial Ownership Reporting Compliance	16
Security Ownership of Management and Certain Beneficial Owners	16
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	19
SUMMARY COMPENSATION TABLE	19
NARRATIVE TO SUMMARY COMPENSATION TABLE	21
EQUITY COMPENSATION PLAN INFORMATION	27
DIRECTOR COMPENSATION	28
INFORMATION REGARDING THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
AUDIT COMMITTEE REPORT	31
SUBMISSION OF SHAREHOLDER PROPOSALS	32
ADDITIONAL INFORMATION	32
OTHER MATTERS	33

211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 564-1212

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

This Definitive Proxy Statement (this “Proxy Statement”) is furnished by FB Financial Corporation, a Tennessee corporation, on behalf of its Board of Directors (the “Board”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 17, 2018.

Unless the context indicates otherwise, all references in this Proxy Statement to “we,” “us,” “our,” “the Company” and “FB Financial” refer to FB Financial Corporation and its subsidiaries, including our wholly owned subsidiary, FirstBank, and the “Bank” refers to FirstBank.

IMPORTANT MEETING AND VOTING INFORMATION

Who is asking for my vote?

Our Board is soliciting the enclosed proxy for its use at the Annual Meeting.

When and where is the Annual Meeting?

The Annual Meeting will be held on  May 17, 2018, at 3:00 p.m. Central Time at The Frist Art Museum located at 919 Broadway, Nashville, Tennessee 37203.  If you wish to attend the Annual Meeting, you must bring photo identification.  If you hold your shares through a bank, broker or other agent, you must also bring proof of your ownership of your shares, such as the voting instruction form or an account statement from your broker, bank or other agent. Without proof of ownership, you may not be allowed to attend the meeting.

What am I being asked to vote on?

There is one proposal scheduled for a vote at the Annual Meeting:

●     To elect nine (9) directors to serve until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the election of each of the nine (9) director nominees named herein, each to serve until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, April 10, 2018 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the Annual Meeting or any adjournment or postponement thereof.  As of the close of business on the Record Date, there were 30,671,763 shares of common stock outstanding and entitled to vote.  No shares of preferred or other capital stock were outstanding as of the Record Date.  If there is no quorum, any officer entitled to preside at or to act as secretary of the Annual Meeting may adjourn the meeting until a later date.

Your shares will be counted towards the quorum requirement if you vote in person at the Annual Meeting or if you submit a valid proxy or one is submitted on your behalf by your broker, bank or other agent.  For purposes of determining the presence of a quorum, “FOR” and “WITHHOLD” votes will count towards the quorum requirement.  Broker non-votes will not count towards the quorum requirement.  See “–What if I return a proxy card but do not make specific choices?” for more information regarding what constitutes a broker non-vote.

How do I vote?

In the election of directors, you may either vote “FOR” any of the nominees to the Board or you may “WITHHOLD” your vote for any nominee that you specify.  The procedures for voting are set forth below:

Shareholder of Record: Shares Registered Directly in Your Name.  You may vote in the following ways:

●	To vote in person, attend the Annual Meeting, and we will provide you with a ballot when you arrive.

●
To vote using a proxy card, complete, sign and date the proxy card and return it promptly in the postage paid envelope provided. If your signed proxy card is received by the close of business on May 16, 2018, then we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, commonly referred to as “street name,” you should have received our proxy materials from that organization rather than from us.  As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account.  You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares.  To vote in person at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

How many votes do I have?

You have one vote for each share of common stock that you own as of the close of business on the Record Date.  Shareholders are not entitled to cumulative voting in the election of our directors.  Accordingly, you may cast only one vote per share of our common stock for each nominee to the Board.

What if I return a proxy card but do not make specific choices?

Properly completed and returned proxies will be voted as instructed on the proxy card.

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of all nine (9) director nominees.  If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the Board may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy (one of the individuals named on your proxy card) will vote for the substitute nominee.  If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her discretion.

If your shares are held by your broker, bank or other agent as your nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  You are not the “record holder” of such shares.  If this is the case, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares.  Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.”  Under applicable rules of the New York Stock Exchange (“NYSE”), the election of directors is not a “routine” proposal.  Accordingly, if you do not provide voting instructions to your broker, bank or other agent, no votes will be cast on your behalf with respect to the election of directors, and your shares will be considered “broker non-votes.”  See “– What vote is required to elect a nominee for director to the Board?” for more information regarding the voting effect of broker non-votes.

Can I change my vote?

Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	You may submit another properly completed proxy card bearing a later date which is received by the close of business on May 16, 2018;

•
You may send a written notice that you are revoking your proxy.  The notice must be sent to 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, Attention: Corporate Secretary, and must be received by the close of business on May 16, 2018; or

•
You may attend the Annual Meeting and notify the election officials before the voting commences that you wish to revoke your proxy and vote in person.  However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

What vote is required to elect a nominee for director to the Board?

In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the Annual Meeting.  For purposes of the election of directors, failures to vote, “WITHHOLD” votes and broker non-votes will have no effect on the result of the vote.

Does the Company have a majority shareholder?

Yes.  Mr. James W. Ayers, our Executive Chairman of the boards of both the Company and FirstBank, owns a majority of the outstanding shares of our common stock that are entitled to vote at the Annual Meeting.  Accordingly, Mr. Ayers owns a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other shareholder.

How are votes counted?

Votes will be counted at the Annual Meeting by the inspector of election appointed by the Company for the Annual Meeting.

Who will pay for this proxy solicitation, and how will we solicit proxies?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail or our website, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Within four business days after the conclusion of the Annual Meeting, we will file a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) that announces the final voting results.

Who can help answer any questions I may have?

FB Financial shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of this proxy statement or additional proxy cards should contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

PROPOSAL 1— ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (the “Bylaws”) provide that our Board shall consist of between one and fifteen directors. The exact number of directors will be fixed from time to time by resolution of the Board, subject to  the terms of our Amended and Restated Shareholder’s Agreement.  See “Corporate Governance − Amended and Restated Shareholder’s Agreement and Board Designation Rights.” The Board currently consists of nine (9) directors: William F. Andrews, James W. Ayers, J. Jonathan Ayers, Agenia W. Clark, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Stuart C. McWhorter and Emily J. Reynolds.  Our Board of Directors also serves as the Board of Directors of our wholly owned subsidiary, FirstBank.

The Board currently consists of one class of directors, and our directors are elected annually by our shareholders at our annual meetings of shareholders. Accordingly, at the Annual Meeting, nine (9) persons will be elected to serve on our Board of Directors until the 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, or their earlier death, resignation or removal in accordance with the Bylaws.  All nominees named in this Proxy Statement have consented to serve as directors, if elected.  As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board.

Director Nominees

William F. Andrews
 Age: 86

Mr. Andrews has served as a director since April 2017 and as chairman of the Audit Committee since that date. He is the former president of Massey Investment Co. and served as a principal of Kohlberg & Company. During his long business career, Mr. Andrews has been chairman of seven public companies and seven private companies, including CoreCivic, Inc. (formerly Corrections Corporation of America), Katy Industries, Amdura Corporation, Scoville Inc., and Singer Sewing Co. He has served on 20 public company boards, serving on the boards of Katy Industries and CoreCivic, Inc. most recently, and 16 private company boards since his career began after a three-year tour in the U.S. Air Force as a captain, pilot and squadron commander. Currently, he is on the boards of Harpeth Capital and Buffkin Group, both private companies in Nashville.

Mr. Andrews’ service in executive offices for a variety of companies, together with various board affiliations, has given him leadership experience, financial understanding and business insight that is beneficial to our Board.

James W. Ayers
 Age: 74

Mr. Ayers, who serves as our Executive Chairman of the boards of both the Company and FirstBank, has led FirstBank since its modern inception in 1984 when he, along with an associate, acquired Farmers State Bank in Scotts Hill, Tennessee. He has served as Chairman of our Board since the formation of the Company in 1984 and as our Executive Chairman since April 2016. He has spent his career in business, founding and growing a number of successful ventures in both the health care and real estate markets. In addition to his service on the Board and as our Executive Chairman, Mr. Ayers has, since 2010, served as the Chairman of Community Care, Inc., which develops and manages surgery centers, and The Ayers Foundation, which strives to improve the quality of life of Tennesseans by offering financial support for college scholarships, medical research and services, and continuing education for teachers. He is also the Chairman and President of Ayers Asset Management, Inc., a family-owned private investment company.  Mr. Ayers’ son, Jonathan, also serves on the Board and is a nominee for reelection to the Board at this Annual Meeting.

Mr. Ayers brings an extensive knowledge of our business and our markets gained from his long career leading the Bank and growing our franchise into what it is today. In addition, Mr. Ayers provides our Board with valuable strategic insight and business management skills gained over the course of his business career owning and leading numerous successful businesses.

J. Jonathan Ayers
 Age: 46

Mr. Jonathan Ayers began his career at FirstBank and has over 25 years of experience in areas spanning financial analysis and investment, commercial lending, branch office management and personal banking.  He has served as a director of FirstBank since 2000 and of the Company since April 2017. Currently, he is a private investor and entrepreneur.  He serves as Executive Vice President of Ayers Asset Management, Inc., a family office, overseeing investments of the Ayers family other than in the Company. Mr. Ayers also currently serves on the boards of directors of the Ayers Foundation, the Parsons-Decatur County Higher Education Foundation, and the University of Tennessee Foundation.  A primary focus for him during the past five years has been real estate investment and management, and in 2016 he created Ayers Real Estate Services, LLC, a company that focuses on commercial real estate investment and management, and he serves as President of that business.  He co-founded in 2009, Ayers Capital, LLC, that provides wealth management and investment advisory services to institutions and high net-worth individuals. Also during the past five years, Mr. Ayers has served in various executive roles for Group Data Services, Inc. and Pro-Accura, private technology companies, and First Financial Investors Management, LLC, a private equity fund focused on investments in the financial services industry.  Mr. Ayers’ father, James W. Ayers, is our Executive Chairman and is also a nominee for reelection to the Board at this Annual Meeting.

We believe Mr. Ayer’s extensive knowledge and broad experience as an executive at companies in various industries qualifies him to serve  as a member of our Board.

Agenia W. Clark
 Age: 59

Ms. Clark has served as a director since April 2017 and a member of the Compensation Committee since that date. She has been the President and CEO of the Girl Scout Council of Middle Tennessee, an organization that serves more than 14,000 girls and 7,000 volunteers in 39 counties throughout middle Tennessee, since April 2004. Prior to her tenure with the Girl Scout Council, she was the Vice President of Human Resources for the Tennessee Education Lottery Corporation, a Senior Director of Human Resources at Vanderbilt University from June 2003 to January 2004, and worked in governmental relations, marketing, business ethics and human resources at Nortel Networks, an international telecommunications company from June 1989 to March 2003. Ms. Clark has served as a member of the Tennessee Board of Regents and serves on the Advisory Council to the College of Business at the University of Tennessee, Knoxville. From 2006 to September 2016, Ms. Clark served as a member of the Board of Avenue Financial Holdings, Inc., the publicly-held holding company for Avenue Bank (which was acquired by an unrelated bank in 2016).

We believe that Ms. Clark’s service on the board of a publicly held bank holding company and her business experience in the Nashville community, currently a major focus of our business, qualifies her to serve as a member of our Board.

James L. Exum
 Age: 76

Mr. Exum has served as a director of the Company since April 2017 and a director of FirstBank since 1999. He has a long career at Murray Guard, Inc., a privately-held security contractor founded in Tennessee, serving as the Executive Vice President from 2003 to 2011, Senior Vice President from 2011 to 2017, and currently as the Executive Vice President Emeritus. He also serves on Murray Guard, Inc.’s board of directors, a directorship he has held since 1987. In 1983, he co-founded TotalREACH, Inc., a division of Murray Guard, Inc. specializing in cable advertising sales and production and worked with that company until 2003. He has substantial civic leadership in the city of Jackson, Tennessee, an important metropolitan statistical area for FirstBank, as he currently serves on the board of Carnegie Museum. Mr. Exum is currently the Chairman of Jackson Amphitheater, and the Jackson Convention and Visitors Bureau.

We believe that Mr. Exum’s deep ties to the Tennessee community coupled with his skills gained from serving on various corporate and civic boards and the business knowledge acquired over his long career make him a valuable member of our Board.

Christopher T. Holmes
 Age: 54

Mr. Holmes, President and CEO of both the Company and FirstBank, has served as a member of our Board since he joined FirstBank in 2010 as our Chief Banking Officer. He was named President of the Company and FirstBank in 2012 and CEO in 2013, succeeding our former CEO, Douglas Cruickshanks, Jr., who had served in that role for over a decade. As President and CEO, Mr. Holmes is responsible for leading and managing all facets of the bank’s operations, including establishing its long-term goals, strategies, and corporate vision. Mr. Holmes has spent twenty-six years in the banking industry, and prior to his time at FirstBank served as the Director of Corporate Financial Services and the Chief Retail Banking Officer for the Greenville, South Carolina based The South Financial Group, a publicly traded bank holding company. Mr. Holmes’ responsibilities at The South Financial Group included mortgage, insurance, the SBA division, retail strategy, retail sales and oversight at the 180-branch network. Previously, he worked for twenty years in the Memphis-area market, first with Ernst & Young and then in several management positions for the holding companies for National Bank of Commerce (which was acquired by SunTrust) and Trustmark National Bank. He holds his certified public accountant certification.

Mr. Holmes’ leadership, together with the skills and knowledge of the banking industry and the Bank gained during his tenure with us, have been instrumental to our recent growth and success. In addition, Mr. Holmes brings to our Board and company a unique blend of banking experience in both community and metropolitan markets that is extremely valuable to us as we look to grow our franchise in both markets.

Orrin H. Ingram
 Age: 57

Mr. Ingram has served as a director of the Company and as a member of the Audit Committee since 2006 and as a member of the Compensation Committee since 2016. He has served as the President and Chief Executive Officer of Ingram Industries, Inc., a diversified holding company, and as the Chairman and Chief Executive Officer of Ingram Marine, a leading U.S. marine transportation company, since 1999. He has also served as the Chairman of the Board of Overseers at the Vanderbilt-Ingram Cancer Center since 1999. He has substantial civic leadership in the city of Nashville area having served on the board of directors for the Nashville Area Chamber of Commerce, the Boys & Girls Clubs of Middle Tennessee, the Middle Tennessee Council of Boy Scouts of America and the Nashville Public Education Foundation. Mr. Ingram’s service as CEO of Ingram Industries and as Chairman and CEO of Ingram Barge, together with various board affiliations, including serving on the board of Coca-Cola European Partners, PLC, has given him leadership experience, business acumen and financial literacy that is beneficial to our Board.

Furthermore, his service as CEO of Ingram Industries and as Chairman and CEO of Ingram Marine, together with various board affiliations, including serving on the board of Coca-Cola European Partners, PLC, has given him leadership experience, business acumen and financial literacy that is beneficial to our Board. In addition, he brings us an extensive knowledge of the Tennessee and Nashville business communities.

Stuart C. McWhorter
 Age: 49

Mr. McWhorter has served as a director of the Company and as a member of the Audit Committee since 2006 and as a member and Chairman of the Compensation Committee since 2016. As the Co-Founder and Chairman of Clayton Associates since 1996, an investment firm that makes seed, angel and venture stage investments in healthcare and technology industries in Brentwood, Tennessee, Mr. McWhorter offers over 20 years of experience in entrepreneurship and early stage investing. Mr. McWhorter also served for one year from April 2015 to April 2016 as the Chief Executive Officer of the Nashville Entrepreneur Center, a Nashville-based non-profit organization that helps entrepreneurs launch and grow businesses. In addition, until 1998, Mr. McWhorter was part of the founding management team of OrthoLink Physicians Corporation, a company that offers support services for physician practices, including human resources, legal, radiology, transcription, and workers’ compensation management services, where he served as Vice President of Managed Care and Vice President of Development. He currently serves on the board of directors for PharmMD, ProxsysRX, and MedEquities Healthcare REIT.  Mr. McWhorter also has substantial civic leadership in and out of Tennessee, serving on a number of past or present boards, including Belmont University, Clemson University Foundation, Tennessee Business Roundtable, and YMCA of Middle Tennessee.

            Mr. McWhorter brings strong leadership skills for our Board and has valuable experience in growing companies, including the healthcare and technology sectors, two fast growing industries in the Nashville area, gained from providing strategic leadership to a significant number of companies throughout his career.

Emily J. Reynolds
 Age: 61

Ms. Reynolds has served as a director the Board since April 2017 and as a director of FirstBank since 2012. Ms. Reynolds has had an extensive career in public service and politics since 1980. In 2003, she was elected by the United States Senate to serve as the 31st Secretary of the Senate, a post in which she managed the Senate’s legislative, financial and administrative operations for the 108th and 109th Congresses. Currently, she serves as the Vice-Chair of the Tennessee Board of Regents, a position she has held since July 2013, and on the board of BlueCross BlueShield of Tennessee, serving as the chair of its compensation committee. She also previously served as Senior Vice President of Government Relations for the Tennessee Valley Authority from 2007 until 2013 and as the former Board Chairman of the Ladies Hermitage Association (now the Andrew Jackson Foundation). She is currently assisting with the development efforts for the new Tennessee State Museum.

Ms. Reynolds’ public service as well as her involvement in private boards has given her a varied set of leadership, communication and organizational skills that qualify her to serve on our Board. Additionally, Ms. Reynolds’s impressive and diverse experiences give her a unique perspective which we believe is beneficial to our Board.

Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Overview

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company.  To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer financial institutions and public companies.  We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit us and our shareholders.

In this section, we describe the roles and responsibilities of our Board and its committees and describe our corporate governance policies, procedures and related-documents.  The charters of the audit and compensation committees of our Board, our Corporate Governance Guidelines and Code of Business Conduct and Ethics and our Related Person Transactions Policy can be accessed electronically under the “Corporate Governance” link on the Investor Relations page of our website at https://investors.firstbankonline.com/.  We will also provide a copy of the audit and compensation committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics without charge upon written request sent to our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.  Information that is presented or hyperlinked on our website is not incorporated by reference into this Proxy Statement.

Board Composition

The Board currently consists of nine (9) directors: William F. Andrews, James W. Ayers, J. Jonathan Ayers, Agenia W. Clark, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Stuart C. McWhorter and Emily J. Reynolds.  Our Board of Directors also serves as the Board of Directors of our wholly owned subsidiary, FirstBank.  At the Annual Meeting, nine (9) persons will be elected to serve on our Board until the 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or their earlier death, resignation or removal in accordance with the Bylaws.  See “Proposal 1 – Election of Directors” for more information regarding the composition of our Board.

Board Leadership Structure

Although the roles of our Chief Executive Officer and Executive Chairman of our Board are currently separated, we do not have a policy regarding the separation of these roles, as our Board believes that it is in the best interests of the Company and our shareholders to make that determination from time to time based upon the position and direction of the Company and the membership of our Board.  Mr. Ayers serves as our Executive Chairman and Mr. Holmes serves as our President and Chief Executive Officer.  Mr. Holmes also serves as a member of our Board.

Our Board has determined that our bifurcated leadership structure is appropriate for the Company and our shareholders. In particular, our Board believes that this  structure clarifies the individual roles and responsibilities of Mr. Ayers and Mr. Holmes, streamlines decision-making and enhances accountability. Additionally, the structure enables Mr. Holmes to focus directly upon identifying and developing corporate priorities, executing our business plan and providing daily leadership while concurrently ensuring that Mr. Holmes and his intimate knowledge of our Company and of the banking industry generally remain as an invaluable resource to our Board of Directors and (ii) assists Mr. Ayers in fulfilling his duties of overseeing the implementation of our strategic initiatives, analyzing acquisitions and strategic initiatives, facilitating the flow of information between the Board of Directors and management and fostering executive officer accountability.

Shareholder’s Agreement and Board Designation Rights

In connection with our initial public offering (“IPO”), we entered into a shareholder’s agreement with Mr. Ayers, in his capacity as our sole shareholder prior to the completion of our IPO (the “Shareholder’s Agreement”). The Shareholder’s Agreement provides that our Board will consist of between five and nine members (unless otherwise agreed by Mr. Ayers and the Company), with Mr. Ayers having the right to designate a majority of the Board members for so long as Mr. Ayers owns a majority of the outstanding shares of our common stock.  Mr. Ayers’ director designation rights will decrease as his percentage ownership of our common stock decreases, in each case rounded up to the nearest whole number of directors, and as set forth in the below table. See “Stock Ownership Matters − Security Ownership of Management and Certain Beneficial Owners” for the ownership percentage of Mr. Ayers as of March 26, 2018.

Ownership Percentage	Percentage of Directors Designated

more than 40% but less than or equal to 50%	40%

more than 30% but less than or equal to 40%	30%

more than 20% but less than or equal to 30%	20%

more than or equal to 5%	10%

In addition, the Shareholder’s Agreement also provides that our Chief Executive Officer shall serve as a Board member.

If at any time a designee of Mr. Ayers ceases to serve on our Board, Mr. Ayers has the right to designate or nominate a successor to fill such vacancy, or, if he loses his right to designate or nominate any successor directors pursuant to the terms of the Shareholder’s Agreement, these positions will be filled in accordance with our Amended and Restated Charter (the “Charter”) and the Bylaws.  All other directorships will be filled in accordance with the Charter and Bylaws.

Additionally, under the Shareholder’s Agreement, Mr. Ayers has the right, for so long as we qualify as a “controlled company” under applicable NYSE listing standards, to designate (i) a majority of the members of any nominating and corporate governance committee or similar committee of our Board, and (ii) up to two members of any compensation committee or similar committee of our Board. In the event we no longer qualify as a “controlled company” under applicable NYSE listing standards, Mr. Ayers will continue to have the right to designate at least one member of each such committee of our Board for so long as permitted under the applicable law and for so long as Mr. Ayers continues to have the right to designate at least one director.

The Shareholder’s Agreement will terminate upon the earlier of Mr. Ayers’ death or permanent disability or when Mr. Ayers holds less than 5% of our outstanding shares of common stock.

Mr. Ayers has designated himself, Mr. Andrews, Mr. J. Jonathan Ayers, Ms. Clark and Ms. Reynolds pursuant to the Shareholder’s Agreement.

Controlled Company Status

We are a “controlled company,” as that term is set forth in Section 303A of the NYSE Listed Company Manual, because Mr. Ayers owns more than 50% of the voting power of our common stock. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including the requirements that (1)  a majority of our Board of Directors consists of “independent directors,” as defined under NYSE rules, (2) we have a nominating and corporate governance committee that is composed entirely of independent directors, (3) we have an executive compensation committee that is composed entirely of independent directors, and (4)  we conduct an annual performance evaluation of the executive compensation committee.

We have elected to be treated as a “controlled company” and thus have availed ourselves of the exemption requiring a nominating and corporate governance committee.  The controlled company exemption does not modify the independence requirements for our Audit Committee, and our Audit Committee is in compliance with the independence requirements of the SEC and NYSE rules.

Director Independence

Our Corporate Governance Guidelines require that a majority of the members of the Board satisfy the independence requirements of the NYSE. Our Board has evaluated the independence of its members based upon the rules of the NYSE and our Corporate Governance Guidelines. Applying these standards, our Board has affirmatively determined that, with the exception of Messrs. James W. Ayers, J. Jonathan Ayers and Christopher T. Holmes, each of our current directors is an independent director.

Board’s Role in Risk Management and Oversight

The Board of Directors has an active role, as a whole and at the committee level, in the Company’s risk oversight process.  The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, legal, regulatory, strategic and reputational risks.  At the committee level, (i) the Audit Committee oversees management of accounting and financial risks; and (ii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors. Additionally,  the Chief Risk Officer manages risks associated with the Company’s credit risk management and reports to management while also retaining independent access to both our Board and the Bank’s Board of Directors.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire Board is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks.  In addition, appropriate committees of the Board receive reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies.  When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board of Directors’ meeting.  This enables the Board and its committees to coordinate the risk oversight role.

Meetings of the Board of Directors and Committees

Our Board meets at least quarterly, and the Bank’s Board of Directors meet quarterly. Our Board held eight meetings during 2017. During 2017, no director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the Board on which he or she served. We expect, but do not require, our directors to attend our annual meetings of shareholders. All but one of our directors attended the 2017 Annual Meeting of Shareholders.

Our non-management directors meet separately at least four times a year after regularly scheduled meetings of the Board and at such other times as may be requested by the Chairman of the Board or any director. Our independent directors will meet at least once a year. The chairs of our Audit and Compensation Committees serve as the chair of these meetings on a rotating basis.

The following table shows the membership of the Board and each standing committee during 2017.

Name	Audit Committee	Compensation Committee
William F. Andrews*†§	X
J. Jonathan Ayers §
James W. Ayers
Agenia W. Clark*§		X
James L. Exum*§
Christopher T. Holmes
Orrin H. Ingram*§	X	X
Stuart C. McWhorter*†§	X	X
Emily J. Reynolds*§
Number of Meetings in 2017	10	3

* Independent Directors
† Chair of the Committee
§ Non-Management

Committees of the Board

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees are currently the Audit Committee and Compensation Committee. Each committee of the Board operates under a written charter. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. As a controlled company, we are not required to have, and we do not have, a nominating and corporate governance committee.

Audit Committee. The Audit Committee, among other things, assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee also oversees the performance of our internal audit function.

The Audit Committee consists of Messrs. Andrews, Ingram and McWhorter, with Mr. Andrews as the chairman of this committee. The Board has determined that each of Messrs. Andrews,  Ingram and McWhorter qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that each of the members of the Audit Committee is independent under the applicable SEC and NYSE rules and have the ability to read and understand financial statements.

Compensation Committee. The Compensation Committee, among other things, determines the Company’s total compensation strategy and annually reviews and approves the compensation of the chief executive officer and other executive officers.

Under the Shareholder’s Agreement, Mr. Ayers has the right to designate up to two members of the Compensation Committee, and he has designated Ms. Clark pursuant to such right. Accordingly, the Compensation Committee consists of Ms. Clark, Mr. Ingram and Mr. McWhorter, with Mr. McWhorter as the chairman of this committee. The Board has determined that each of the members of the Compensation Committee is independent under applicable SEC and NYSE  rules.

Director Nomination Process

Our Board believes that its directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our Board. Our Board believe that diversity is an important attribute of the members who comprise our Board and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Our Board’s priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our business.

Shareholder Nominations to the Board of Directors

Our Corporate Governance Guidelines provide that our Board will accept for consideration submissions from shareholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Board will nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at our annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article I, Section 10 of our Bylaws or as otherwise provided by law. Nominations pursuant to our Bylaws are made by delivering to our Corporate Secretary, within the time frame described in our Bylaws, all of the materials and information that our Bylaws require for director nominations by shareholders. All notices of intent to make a nomination for election as a director shall be accompanied by the questionnaire, written representation, and agreement of each nominee to serve as a director, pursuant to Article I, Section 11 of our Bylaws.

Shareholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our Bylaws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), (d) a description of all agreements, arrangements or understandings between or among the shareholder and the nominee(s) in connection with the nomination of such person for election as director, and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past 3 years, and any other material relationships, between or among the shareholder and respective affiliates and associates and each proposed nominee, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article I, Section 10 of our Bylaws and any nominee proposed by a shareholder not nominated in accordance with Article I, Section 10 shall not be considered or acted upon for execution at such meeting. Shareholders’ notice for any proposals requested to be included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers, and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at https://investors.firstbankonline.com/ under  “Corporate Governance.”

Corporate Governance Guidelines

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted corporate governance guidelines which set forth the framework within which our Board, assisted by its committees, direct the affairs of our Company.

In particular, our corporate governance guidelines govern certain activities, including:

•	director qualification, independence and selection and shareholder recommendations for director candidates;

•	director responsibilities and board committees;

•	director meetings;

•	management succession and review;

•	director evaluations; and

•	director access to management and independent advisors.

Communications with the Board

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors or with a committee of the Board of Directors. Such parties can contact our Board of Directors, a committee or a specific director by sending written correspondence by mail to:

Board of Directors
c/o General Counsel
FB Financial Corporation
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

            The General Counsel is responsible for reviewing all communications addressed to our Board, any committee or any specific director to determine whether such communications require Board, committee or personal review, response or action. Generally, the General Counsel will not forward to the Board, any committee or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the General Counsel determines that a communication relates to corporate governance or otherwise requires review, response or action by the Board, any committee or any specific director, then the General Counsel will promptly send a copy of such communication to each director serving on the Board, the applicable committee or the applicable director.

Independent Compensation Consultant

To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. During 2017, the Compensation Committee engaged Pearl Meyer & Partner, LLC (“Pearl Meyer”) as its independent compensation consultant to review of the Company’s executive compensation program for 2017.  Pearl Meyer also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. The Company paid Pearl Meyer approximately $157,000 for its services in 2017.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Pearl Meyer to provide compensation consulting services in 2017. Its consideration focused on (i) the fact that Pearl Meyer does not provide any services to the Company other than compensation consulting services to the Compensation Committee, (ii) the conflicts of interest policies and procedures of the Company and of Pearl Meyer, (iii) any relationships between Pearl Meyer and members of our Board of Directors, (iv) our common stock that is owned by Pearl Meyer and its employees and (v) the lack of any relationships between Pearl Meyer and any of our executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Pearl Meyer or its engagement by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee (i) is or has ever been an officer or employee of FB Financial or the Bank, (ii) was, during the last completed fiscal year, a participant in any related person transaction requiring  disclosure under “Certain Relationships and Related Person Transactions,” except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers, Directors and Affiliates

We offer loans in the ordinary course of business to our insiders, including executive officers and directors, their affiliates, related interests and immediate family members, and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with the Bank’s statutory lending limits. All extensions of credit to related parties must be reviewed and approved by the Bank’s Board of Directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

We have made loans to directors and executive officers. All loans made to our directors, executive officers and their affiliates (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Related Person Transaction Policy

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with our IPO, we adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NYSE concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% shareholders, the immediate family members of these persons, and any entity in which any of these persons is an executive officer, general partner or has a 5% or greater interest in. All potential related person transactions will be submitted to the Audit Committee for review. In determining whether to approve a related person transaction, the Audit Committee will consider all of the relevant and material facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and whether the terms are comparable to the terms available to unrelated third parties or to employees generally.  After its review, the Audit Committee will only approve or ratify related person transactions that are (i) in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Audit Committee.

Related Person Transactions

The following is a description of transactions during the fiscal year ended December 31, 2017 in which we have participated and in which one or more of our directors or executive officers, or their immediate family members or entities affiliated with them, had a direct or indirect material interest.

Initial Public Offering

We entered into the following agreements with Mr. James W. Ayers, our controlling shareholder and Executive Chairman, in connection with our 2016 IPO, and these agreements continue in effect. Prior to our IPO, Mr. Ayers was our only shareholder. These transactions did not require review under our Related Person Transaction Policy as such policy was not effective until our IPO. However, all of these transactions were approved by our Board.

Shareholder’s Agreement

In connection with our IPO, we entered into the Shareholder’s Agreement with Mr. Ayers. See “Corporate Governance − Shareholder’s Agreement and Board Designation Rights.”

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with Mr. Ayers. The agreement provides Mr. Ayers with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by him, subject to various conditions and limitations as set forth in the agreement. In 2017, the Company included the shares of our common stock held beneficially by Mr. Ayers in a “shelf” registration statement on Form S-3 filed on behalf of certain of our shareholders who possess registration rights.

Tax Sharing Agreement

Prior to our IPO, we were treated as an S Corporation for U.S. federal income tax purposes. Because we were an S Corporation, Mr. Ayers, our sole shareholder prior to the IPO, as an individual had been taxed on our income. Therefore Mr. Ayers had previously received certain distributions (“tax distributions”) from us that were generally intended to equal the amount of tax Mr. Ayers had been required to pay with respect to our income. In connection with our IPO, our S Corporation status was terminated, and we became subject to federal and increased state income taxes. In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that Mr. Ayers would be liable for additional income taxes for those prior periods. Therefore, we entered into a tax sharing agreement with Mr. Ayers in connection with our IPO. Pursuant to this tax sharing agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment, we may be required to make a payment to Mr. Ayers in an amount equal to Mr. Ayers’ incremental tax liability, which amount may be material. In addition, we agreed to indemnify Mr. Ayers with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases, the amount of the payment will be based on the assumption that Mr. Ayers is taxed at the highest rate applicable to individuals for the relevant periods. We also agreed to indemnify Mr. Ayers for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, Mr. Ayers also agreed to indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in the shareholder’s taxable income for any for tax period and a corresponding increase in the Company’s taxable income for any period.

No payments were made by us to Mr. Ayers or by Mr. Ayers to the Company in 2017 pursuant to the Tax Sharing Agreement, and we are not aware of any events that would reasonably be expected to result in payments under the Tax Sharing Agreement in future periods.

Other Transactions

In May 2016, we entered into an agreement with Hawker Aviation Services (“Hawker”), a company owned by Mr. James W. Ayers and Mr. J. Jonathan Ayers, pursuant to which we have the right to use, from time to time, an aircraft leased and operated by Hawker. Hawker bills us for our usage of the aircraft based on hours of use and certain operating costs. During the year ended December 31, 2017, we paid Hawker $176,000 under the aviation timesharing agreement for the use of the aircraft.

The Bank leases various office spaces from entities owned by Mr. J. Jonathan Ayers and Mr. James W. Ayers. The aggregate amount paid by the Bank for the aforementioned leases was $504,000 for the year ended December 31, 2017.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Copies of Section 16(a) reports can be accessed electronically under the “Stock & Filings” link on our website at https://investors.firstbankonline.com/.

To our knowledge, based solely on our review of the copies of such forms received by us and written representations from our directors and officers, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2017, with the following exceptions: Mr. Holmes inadvertently failed to file on a timely basis a Form 4 with respect to the exercise of EBI Units on December 31, 2017, Messrs. Johnson, Holmes, and Evans failed to file on a timely basis a Form 4 with respect to the exercise of EBI Units on January 31, 2017, Ms. Clark inadvertently failed to file on a timely basis a Form 4 with respect to the sale of shares of our common stock on January 25, 2017 which shares were sold inadvertently by Ms. Clark’s broker without her knowledge or instruction and failed to file on a timely basis the purchase of 250 shares of common stock on November 29, 2017, and James W. Ayers failed to file on a timely basis a Form 4 with respect to the acquisition of shares in lieu of salary on June 30, 2017. With respect to the previously listed exceptions, all remedial reports have been filed with the SEC.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of March 26, 2018 for:

•	each of our named executive officers (“NEOs”);

•	each of our directors;

•	each of our director nominees;

•	all of our executive officers and directors as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 30,669,361 common shares issued and outstanding on March 26, 2018. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner. Unless otherwise indicated, the address for each listed shareholder is: FB Financial, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
William F. Andrews	12,793	0.04%
J. Jonathan Ayers	8,000	0.03%
James W. Ayers	17,183,118	56.03%
Agenia W. Clark	1,043	0.00%
Wilburn J. Evans	21,915	0.07%
James L. Exum	3,489	0.01%
James R. Gordon	3,521	0.01%
Christopher T. Holmes (1)	350,190	1.14%
Orrin H. Ingram	58,653	0.19%
Timothy L. Johnson	7,153	0.02%
Stuart C. McWhorter	11,373	0.04%
Emily J. Reynolds	4,953	0.02%

All directors and executive officers as a group (12 persons)	17,666,201	57.29%

Shareholders Owning More Than 5%
T. Rowe Price Associates, Inc.(2)	2,950,572	9.6%
RMB Capital Holdings, LLC (3)	1,657,998	5.4%
______________________

(1)
Includes 157,895 shares underlying Mr. Holmes’ fully-vested deferred stock units (DSUs) granted pursuant to his deferred compensation agreement. The DSUs will be settled in shares of our common stock on December 31, 2019 or the earlier occurrence of his separation of service or a change in our control or a change in control of FirstBank. For additional information regarding the DSUs, see “Executive Compensation.”

(2)
Based solely on information provided in that certain Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports sole voting power with respect to 424,350 shares and sole dispositive power with respect to 2,950,572 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Based solely on information provided in that certain Schedule 13G filed with the SEC on February 13, 2018 by RMB Capital Holdings, LLC. RMB Capital Holdings, LLC reports shared voting power with respect to 1,657,998 shares and shared dispositive power with respect to 1,657,998 shares. The address of RMB Capital Holdings, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois 60603.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
James W. Ayers	74	Executive Chairman of the Board
Christopher T. Holmes	54	President, Chief Executive Officer and Director
James R. Gordon	52	Chief Financial Officer and Secretary
Wilburn J. Evans	57	President of FirstBank Ventures
Timothy L. Johnson	56	Chief Risk Officer

The following is certain biographical information for our executive officers. For Mr. Ayers and Mr. Holmes, who also serve as directors, please see “Proposal 1 – Election of Directors” for their biographical information.

James R. Gordon—Chief Financial Officer and Secretary. Mr. Gordon serves as Chief Financial Officer and Secretary of both the Company and FirstBank. He assumed this position in January 2016. In this capacity, he oversees the finance division of both our holding company and the bank. Prior to joining FirstBank, Mr. Gordon was a Partner at Horne LLP, an accounting firm ranked among the top fifty accounting firms in the country, from 2011 to 2016, and served as CFO of The South Financial Group, a publicly traded bank holding company headquartered in Greenville, South Carolina, from 2007 to 2010. In his capacity as CFO of The South Financial Group, his primary responsibilities included overseeing all of the accounting, financial, investor relations and related functions as well as the Mortgage, SBA Lending and Information Technology divisions. Mr. Gordon is a graduate of the University of Mississippi, where he earned a Bachelor’s of Accountancy in 1987. He also received a diploma from the Barret School of Banking in 1992.

Wilburn J. Evans—President of FirstBank Ventures. Mr. Evans serves as an executive officer of the Company and has served as President of FirstBank Ventures since 2010. He has spent the majority of his career with FirstBank, helping it grow into the third largest bank headquartered in Tennessee. Mr. Evans joined FirstBank in 1987 as Chief Financial Officer before serving as Executive Vice President of FirstBank from 1996-2002 and as Chief Operating Officer of FirstBank from 2002-2010. As President of FirstBank Ventures, Mr. Evans has the overall responsibility for FirstBank’s mortgage banking segment and our specialty lending, brokerage and insurance businesses. In addition to his extensive banking experience, Mr. Evans brings three years of public accounting experience to us.

Timothy L. Johnson—Chief Risk Officer. Mr. Johnson serves as an executive officer at the Company and also is the Chief Risk Officer for FirstBank, a position he has held since 2013, overseeing the Audit, Compliance, Credit Underwriting, Information Security, Risk Management, and Credit Administration departments. He joined FirstBank in 1999 as a member of the Credit and Loan Administration department, before being promoted to Senior Vice President of Loan Administration in 2000, a position he held until being promoted to Chief Risk Officer. Mr. Johnson brings 27 years of experience in financial services to FirstBank, particularly with respect to credit, mortgage, municipal finance, retail banking, commercial lending, consulting and regulatory relations. He is a member of the Risk Management Association. Mr. Johnson provides us with significant experience in risk management and compliance.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a  Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirements to obtain shareholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, whom we collectively refer to as our “NEOs.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation awarded to or earned during 2017 and 2016, as applicable, by our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Compensation ($)		All Other Compensation ($)(3)	Total ($)
Christopher T. Holmes	2017	400,000	500,761	(1)	800,000	(4)	29,663	1,729,130
President and Chief Executive Officer	2016	379,584	4,793,301	(2)	400,607	(4)	15,276	5,588,768

Wilburn J. Evans	2017	225,000	99,993	(1)	1,084,000	(5)	23,341	1,432,382
President, FirstBank Ventures	2016	225,000	2,475,621	(2)	526,000	(5)	27,817	3,254,438

James R. Gordon	2017	330,000	245,007	(1)	130,000	(6)	14,048	717,813
Chief Financial Officer and Secretary

_____________________

(1)
Reflects the grant date fair value of awards of time-based restricted stock units (“RSUs”) granted to the NEO during 2017 under the FB Financial Corporation 2016 Incentive Plan (the “2016 Incentive Plan”). The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant.  Refer to Note 24, “Stock−Based Compensation” in the notes to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(2)
Reflects the grant date fair value of phantom stock units (“EBI Units”) granted to the NEO during 2016 under the FirstBank 2012 Equity Based Incentive Plan (the “2012 EBI Plan”), and, with respect to Mr. Evans, the grant date fair value of awards of RSUs granted to the NEO during 2016 under the 2016 Incentive Plan. The grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the value of the underlying shares on the date of grant. The fair value of the EBI Units granted in 2016 is based upon the fair market value of our common stock, as determined in accordance with the terms of the 2012 EBI Plan, as of December 31, 2015 ($2,140.85), per unit before adjustments for the reverse stock split and our IPO as described below. Mr. Evans was granted RSUs having a grant date fair value of $2,375,000 under the 2016 Incentive Plan, and Messrs. Holmes and Evans were granted EBI Units having a grant date fair value of $4,793,301 and $100,621, respectively, under the 2012 EBI Plan.

(3)
For 2017, reflects for Mr. Holmes: (i) $5,546 for car and maintenance allowance; (ii) $8,892 for reimbursements of club membership dues; (iii) $7,125  for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company; and (iv) $8,100 for 401(k) matching contribution. For 2017 for Mr. Evans: (i) $13,225 for car and maintenance allowance; (ii) $8,100 as a 401(k) matching contribution; (iii) $2,416 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company.  For 2017 for Mr. Gordon: (i) $4,706 for car and maintenance allowance; (ii) $8,100 for 401(k) matching contribution; and (iii) $1,242 for life insurance premiums, in each case determined based upon the aggregate incremental cost to the Company.

(4)
Reflects the annual bonus paid to Mr. Holmes with respect to 2017 and 2016.  The Compensation Committee determined Mr. Holmes’s bonus for 2017 and 2016 based on (i) its comparison of his total compensation to the average total compensation of Chief Executive Officers in a select peer group of banks, (ii) the Company’s performance measured by compounded EPS growth over a  3 year period relative to the peer group and the Company’s return on assets in 2017 relative to the peer group, and (iii) its subjective review of Mr. Holmes’ performance.  The total bonus was paid out as follows: (i) $800,000 and $400,607 was paid in cash to Mr. Holmes in 2018 and 2017, respectively, and (ii) $1,035,005 and $500,761 was paid to Mr. Homes in 2018 and 2017 with respect to 2017 and 2016, respectively, in the form of 25,966 and 14,498 restricted stock units, respectively, determined by dividing the applicable dollar value of the award by the closing price of the Company’s common stock on the date of the grant.

(5)
Reflects the annual bonus paid to Mr. Evans with respect to 2016 and 2017. Mr. Evans is eligible to participate in a bonus pool established for select management providing services to FirstBank Ventures. The available bonus pool is a function of profit generated by FirstBank Ventures. If FirstBank Ventures achieves budgeted profit for a given year, the the bonus pool will be funded with 10% of such profit. The percentage of profit that funds the bonus pool will be increased or decreased in 10% increments if the Bank exceeds or falls below target performance, respectively, with a maximum of 12% of profits. Mr. Evans’ annual bonus is equal to approximately 25% to 30% of the bonus pool, depending on the number of employees eligible to participate for the applicable year.  The Compensation Committee maintains discretion to make qualitative adjustments to the bonus pool recommended by the Chief Executive Officer.

(6)	Reflects the annual bonus paid to Mr. Gordon with respect to 2017, determined based on our Compensation Committee’s subjective review of his 2017 performance.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Overview

General.  We have compensated our NEOs through a combination of base salary, annual cash incentive awards, long-term equity incentive compensation and other benefits, including perquisites.  Each of our NEOs has substantial responsibilities in connection with our daily operations and collectively function as a leadership team responsible for the success of the Company.

Components of Compensation.  Our executive compensation program consists primarily of the following elements:

•	base salary;

•	annual cash incentive awards;

•	long-term equity compensation;

•	participation in our 401(k) Plan, to which we make annual contributions;

•	health and welfare benefits; and

•	perquisites.

Recent Factors Affecting Our Compensation Program.  In June 2016, the Company declared a 100-for-1 stock split, increasing the number of issued and authorized shares from 171,800 to 17,180,000 and 250,000 to 25,000,000, respectively.  The additional shares issued as a result of the stock split were distributed immediately upon issuance to Mr. Ayers, our sole shareholder on that date.  Additionally, in July 2016, the Company increased the authorized number of shares of our common stock from 25,000,000 to 75,000,000.  In addition, in September 2016, we completed the IPO of shares of our common stock. We sold and issued 6,764,704 shares of common stock at $19.00 per share in the IPO.  Total proceeds received by the Company, net of offering costs, were approximately $115,525,000.

Section 162(m) of the Code.  Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our NEOs. Section 162(m) of the Code was amended by the Tax Cut and Jobs Act so that the exceptions for payment of “performance based compensation” or commissions have been eliminated. However, because we recently became a publicly-held corporation in connection with an initial public offering, the $1 million annual deduction limit does not apply during a limited “transition period” for compensation paid under our 2016 Incentive Plan. This relief applies to stock incentive awards of that are outstanding as well as future awards granted with respect to shares available under the 2016 Incentive Plan. The Compensation Committee intends to continue to rely on the transition relief until it expires at our annual meeting of shareholders in 2020 or, if sooner, when the shares currently available for awards at the time of the initial public offering have been depleted.

2016 Equity Awards in Connection with the IPO

In connection with our IPO, our Board approved a special, one-time grant under the 2016 Incentive Plan to substantially all of our employees (including each of our executive officers other than Mr. Ayers and Mr. Holmes). Our Board approved these equity awards to recognize our employees’ prior service with our company, as well as to better align their interests with those of our shareholders. The equity awards provide an opportunity for the executive officers, in particular, to make significant progress towards increasing their ownership in the company. Mr. Evans received an award of RSUs having a value of $2,375,000, which RSUs will vest 100% on the fifth anniversary of the date of grant, subject to his continued employment with us on such date (unless we terminate him without cause or upon a change in control).

Employment agreement with Mr. Holmes

On August 19, 2016, we entered into an employment agreement with Mr. Holmes, the material terms of which are described below.

Term and Compensation.  The initial term of the agreement expires on August 19, 2019, with automatic renewals for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. Mr. Holmes’ employment agreement provides that he is entitled to a minimum annual base salary of $400,000 (subject to annual review and increases) and is entitled to participate in all incentive, savings, retirement, and welfare benefit plans generally made available to our senior executive officers. Mr. Holmes will have an opportunity to earn an annual cash bonus and an annual equity grant under our long-term incentive plan, based upon performance criteria established from time to time by the Compensation Committee. The expectation is that the majority of Mr. Holmes’ total compensation will be performance-based. Mr. Holmes is entitled to fringe benefits generally made available to our senior executive officers. During the term, we will provide Mr. Holmes with a company car and maintenance allowance and we will reimburse him for his membership dues at a local country club, as well as pay the premiums on a term life insurance contract with a death benefit of $2,500,000.

Special One-Time Grants.  Pursuant to his employment agreement and in recognition of his prior service with us, on August 19, 2016, we granted to Mr. Holmes a special one-time award under the 2012 EBI Plan, comprised of two parts as described below, each of which Mr. Holmes elected to have settled in shares of our common stock following our IPO:

•
113,158 EBI units, which number was determined by dividing $2,150,000 by the fair market value (as defined under the 2012 EBI Plan) of a share of our common stock on the grant date, and adjusted as described above under “−Amendment to EBI Plans; Adjustment to Certain EBI Units.” This award was fully-vested at grant and was paid in 113,158 shares of our common stock on December 31, 2016.

•
123,684 EBI units, which number was determined by dividing $2,350,000 by the fair market value (as defined in the 2012 EBI Plan) of a share of our common stock on the grant date, and adjusted as described above under “−Amendment to EBI Plans; Adjustment to Certain EBI Units.”  Half of these EBI units vested on February 1, 2018 and half will vest and become payable on August 1, 2019, or earlier upon (i) a change in our control, (ii) Mr. Holmes’ separation from service by reason of his disability, or (iii) Mr. Holmes’ death. The vesting of the grant is conditioned, in each case, upon Mr. Holmes continued employment with us on each vesting date, and if his employment terminates for any reason (other than termination by death or disability), then he will forfeit any unvested portion of these EBI units. This special EBI grant does not have any voting or dividend rights. In addition, if, prior to December 31, 2019, (i) we terminate Mr. Holmes employment for cause, or (ii) Mr. Holmes breaches any of the restrictive covenants contained in the employment agreement, then, upon our request, Mr. Holmes will immediately repay to us any cash received upon settlement of these EBI units or, if Mr. Holmes elects stock settlement, reconvey to us any shares received upon settlement of these EBI units

Severance Benefits.  Mr. Holmes’ employment agreement may be terminated by us at any time with or without “cause” or by us for “poor performance” or by Mr. Holmes with or without “good reason” (as such terms are defined therein). The employment agreement also terminates automatically upon Mr. Holmes death and may be terminated by us if Mr. Holmes becomes disabled. Depending on the reason for the termination, the executive will be entitled to certain severance benefits, as described below.

•
If Mr. Holmes dies, if we terminate his employment due to his disability or for cause or if he resigns without good reason, then he will receive only the salary that is accrued through the date of termination.

•
If Mr. Holmes’ employment is terminated by us without cause or if he resigns for good reason, then, in addition to his accrued salary, he will be entitled to an amount equal to two times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the two year period following his termination. In addition, for 18 months following his termination of employment, we will pay to Mr. Holmes an amount in cash equal to the excess of (i) the COBRA cost of continued coverage in our group health plan over (ii) the amount that he would have had to pay for such coverage if he had remained employed during such 18-month period and paid the active employee rate for such coverage.

•
If Mr. Holmes’ employment is terminated by us for “poor performance”, then, in addition to accrued salary, he will be entitled to an amount equal to one times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the one year period following his termination. In such case, the non-competition and non-solicitation covenants described below will apply for one year following termination.

•
If we elect not to renew the employment agreement at the end of the initial term or at the end of any renewal term and we subsequently terminate Mr. Holmes employment without cause, then we may elect, in our sole discretion, to either (i) pay to Mr. Holmes an amount equal to two times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the two year period following his termination, in which case the restricted period for purposes of his non-competition and non-solicitation covenants will be two years, or (ii) pay to Mr. Holmes an amount equal to one times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the one year period following his termination, in which case the restricted period for purposes of his non-competition and non-solicitation covenants will be one year. If Mr. Holmes elects to not renew the employment agreement at the end of the initial term or any renewal term and subsequently resigns for any reason, then he will not receive a severance payment and will receive only the salary that is accrued through the date of termination.

•
The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the tax code, then there will be a comparison of the after-tax benefit to Mr. Holmes of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax, and Mr. Holmes will receive whichever amount yields the more favorable result to him.

The severance benefits describe above are conditioned upon Mr. Holmes executing and not revoking a release of claims and covenant not to sue agreement, as well as his compliance with the restrictive covenants contained in his employment agreement.

Restrictive Covenants.  Mr. Holmes’ employment agreement contains confidentiality, non-competition and employee and customer non-solicitation covenants that apply during his employment with us and for two years after his termination of employment, or one year in the event we elect not to continue his employment after the end of the original term or any renewal term and choose to pay only one year’s severance, as described above, or one year in the case of termination of his employment for “poor performance.”

2012 EBI Plan, 2010 EBI Plan and Preferred EBI Plan

The Company has granted EBI Units to certain employees, including our NEOs, pursuant to the 2012 EBI Plan, the 2010 EBI Plan and the Preferred EBI Plan. Pursuant to the terms of the plans, each EBI Unit vests and becomes payable as to 100% of the units either on (i) the third anniversary of the date of grant with respect to awards granted under the 2012 EBI Plan, (ii) ratably over five years with respect to awards under the 2010 EBI Plan, or (iii) ratably over seven years following the date of grant, with respect to awards granted under the Preferred EBI Plan. Vesting also occurs in each Plan upon change of control, or death or disability and upon retirement after age 65. On or shortly following the vesting date, the holder of an EBI Unit will receive an amount in cash equal to the fair market value of a share of common stock on the December 31 immediately preceding the payment date.

On August 8, 2016, the Compensation Committee approved an amendment to the 2012 EBI Plan, the Preferred EBI Plan and the 2010 EBI Plan, in each case to be effective following the consummation of our IPO, to allow the Company to permit participants to elect to receive, for each EBI Unit vested to such participant, either (i) an amount in cash or (ii) a number of shares of our common stock determined pursuant to a conversion formula that, with respect to the 2012 EBI Plan, takes into account the effect of our IPO. The Compensation Committee also approved an amendment to the 2012 EBI Plan allowing the Compensation Committee to grant units under the plan having terms and conditions, including vesting, that differ from those provided in the plan.

EBI Units granted under the 2012 EBI Plan, the Preferred EBI Plan and the 2010 EBI Plan were adjusted to prevent dilution following the stock split.  In addition, EBI Units granted under the 2012 EBI Plan were adjusted to prevent dilution of such EBI Units as a result of our IPO, as follows: (i) the number of EBI Units held under the 2012 EBI Plan as adjusted for the stock split, multiplied by (ii) 1.13 (determined by dividing $21.4085, the fair market value per EBI Unit as determined under the 2012 EBI Plan, by $19.00, the IPO price).

On March 1, 2018, the Compensation Committee of the Board approved and adopted amendments (the “Amendments”) to (i) the form of RSU Award Certificate that governs outstanding and future RSU awards granted pursuant to the 2016 Incentive Plan, except those RSU awards granted in September 2016 and December 2017, and (ii) the form of EBI Unit Award Agreement that governs  outstanding EBI unit awards granted pursuant to the 2012 EBI Plan, except for those granted to Mr. Holmes pursuant to his employment agreement. The Amendments became effective as of March 1, 2018.  The Company has previously granted to each of the NEOs various RSU and EBI Unit awards.
With respect to the specified awards of RSUs, the Amendments provide for the following additional early vesting provisions: (i) vesting upon retirement after reaching the age of 65 provided that the retiree has performed 10 years of service to the Company or its subsidiaries and (ii) vesting upon termination by the Company without “cause” (as such term is defined in the 2016 Incentive Plan).  In addition, the Amendments make certain changes to the conversion provisions of the form of RSU award agreement to ensure compliance with Section 409A of the Code with respect to the issuance of shares of common stock to certain “specified employees” of the Company (as defined in Section 409A of the Code) upon vesting of the RSU award.  With respect to the existing awards of EBI Units, the Amendments provide for additional early vesting upon termination without “cause” (as such term is defined in the 2012 EBI Plan).  Existing awards of EBI Units contain a provision for vesting upon retirement at age 65.

2016 Incentive Plan

In connection with our IPO, our Board and our then-sole shareholder Mr. Ayers approved the 2016 Incentive Plan, pursuant to which we may grant awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards (payable in cash and/or stock) and other equity or cash-based awards.

Authorized Shares. Subject to adjustment as provided in the 2016 Incentive Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2016 Incentive Plan is 2,700,000. In the event of a nonreciprocal transaction between us and our shareholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2016 Incentive Plan will be adjusted proportionately, and our compensation committee must make such adjustments to the 2016 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Limit on Shares Granted to Non-Employee Directors.  The maximum aggregate number of shares associated with any award granted under the 2016 Incentive Plan in any calendar year to any one non-employee director is 100,000 shares.

Treatment of Awards upon a Participant’s Death or Disability.  Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	each of that participant’s outstanding options and SARs that are solely subject to time-based vesting requirements will become vested and fully exercisable as of the date of termination ;

•	each of that participant’s other outstanding awards that are solely subject to time-based vesting restrictions will become vested, and such restrictions will lapse as of the date of termination; and

•
each of that participant’s outstanding awards that are solely subject to performance-vesting requirements will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the termination of service.

Treatment of Awards upon a Change in Control.  Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our compensation committee or our Board:

•	all outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•
the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the change in control.

Treatment of Awards Assumed or Not Assumed by a Surviving Entity.  With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•
the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the date of termination;

Discretionary Acceleration.  Our Compensation Committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Certain Transactions.  Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Employee Stock Purchase Plan

In connection with our IPO, our Board and our then-sole shareholder Mr. Ayers approved the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”).  The ESPP is intended to qualify under Section 423 of the Code.  As of December 31, 2017, a total of 2,460,965 shares of our common stock are available for sale under the ESPP.  The purchase price applicable for 2017 under the ESPP was 95% of the lower of the price on the first or last day of each offering period.  The maximum number of shares issuable during any offering period is 200,000 shares and a participant may not purchase more than 725 shares during any offering period (and, in any event, no more than $25,000 worth of common stock in any calendar year).

Outstanding Equity Awards at 2017 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mr. Holmes	28,282	(1)	$1,187,561
	123,684	(2)	5,193,491
	14,498	(3)	608,771

Mr. Evans	11,831	(1)	$496,784
	125,000	(3)	5,248,750
	2,895	(4)	121,561

Mr. Gordon	9,239	(1)	$387,946
	7,318	(3)	307,283
	174	(4)	7,306

(1)
Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest as follows: for Mr. Holmes: 12,845  EBI Units on January 31, 2018  and 15,437 on January 31, 2019; for Mr. Gordon: 9,239 on January 31, 2019; for Mr. Evans: 6,535 on January 31, 2018 and 5,296 on January 31, 2019, all of which are to be settled in shares of common stock.

(2)
Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest and become payable in two approximately equal installments on each of February 1, 2018 and August 1, 2019, or earlier upon (i) a change in control, (ii) Mr. Holmes’ separation from service by reason of his disability, or (iii) Mr. Holmes’ death.

(3)
Reflects unvested RSUs, granted under the FB Financial Corporation, Inc. 2016 Incentive Plan, which we refer to as the 2016 Incentive Plan, which vest in three approximately equal increments on April 10, 2018, 2019 and 2020 with respect to Messrs. Holmes and Evans and March 16, 2018, 2019 and 2020 with respect to Mr. Gordon.

(4)	Reflects unvested RSUs, granted under the 2016 Incentive Plan, which vest on September 21, 2021.

(5)	Market value is calculated based on the closing price of our common stock on December 29, 2017, the last trading day of our 2017 fiscal year, of $41.99.

Deferred Compensation

On April 1, 2015, we entered into a Deferred Compensation Agreement with Mr. Holmes, effective as of December 31, 2014, pursuant to which he is entitled to receive a fixed lump sum cash payment equal to $3,000,000 on December 31, 2019 or the earlier occurrence of his separation from service or a change in our control or a change in control of FirstBank. The deferred cash payment was fully-vested as of December 31, 2014, and is not subject to any clawback or other recoupment provisions. On August 19, 2016, we entered into an amendment to Mr. Holmes’ deferred compensation arrangement, pursuant to which Mr. Holmes’ deferred account will be denominated in a fixed number of deferred stock units, or DSUs, following our IPO with the number of DSUs to be determined by dividing $3,000,000 by $19.00, the price of our common stock on the effective date of the IPO. Accordingly, on September 21, 2016, Mr. Holmes’ account became denominated in 157,895 DSUs, which are convertible on a 1-for-1 basis into shares of our common stock on the original payment dates under the deferred arrangement, as described above.

Other Retirement Benefits

Other than Mr. Holmes’ deferred compensation agreement described above and benefits under our 401(k) plan, we have not provided our NEOs with any other retirement or deferred compensation benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity compensation plan information as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,213,581(1)	N/A	4,702,311(2)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,213,581	N/A	4,702,311

___________________

(1)	Reflects unvested EBI Units granted under the 2012 EBI Plan (300,383 shares), 2016 incentive plan (756,038 shares) and nondistributable shares under the deferred compensation plan (157,895 shares).

(2)
Reflects balance in reserves not  granted under the 2012 EBI Plan (303,179 shares), 2010 EBI Plan (20,200 shares), preferred EBI plan (37,810 shares), and 2016 incentive plan (1,879,222 shares) and employee stock purchase plan (2,460,965 shares).  A maximum of 200,000 shares may be purchased in the current offering period of the employee stock ownership plan.  No further shares will be granted under the 2012 or Preferred EBI plans.

DIRECTOR COMPENSATION

            The following table reflects the fees earned by or paid to our directors in connection with their service on the Company’s Board and the Bank’s Board of Directors during 2017.

Name	Stock Awards ($)(1)	Fees Earned or Settled in Shares of Common Stock ($)	Fees Earned or Paid in Cash ($)	Total ($)
William F. Andrews	30,023	–	35,450	65,473

J. Jonathan Ayers	–	–	–	–

James W. Ayers	–	–	–	–

Agenia W. Clark	30,023	–	24,750	54,773

James L. Exum	89,842	4,024	20,976	114,842

Christopher T. Holmes	–	–	–	–

Orrin H. Ingram	89,842	20,000	5,800	115,642

Stuart C. McWhorter	89,842	–	32,150	121,992

Emily J. Reynolds	89,842	20,000	5,350	115,192

______________________

(1)
Reflects restricted stock units with grant date fair value of $30,023 granted to each of the independent directors which are scheduled to vest on April 30, 2018 pursuant to the Company’s Independent Director Compensation Policy.  The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant. The amounts also reflect a one-time immediately vested stock grant with a grant date fair value of $59,819 for Messrs. Exum, Ingram and McWhorter and Ms. Reynolds for their service as directors of the Company and/or the Bank prior to the IPO.

The Company’s current Independent Director Compensation Policy, adopted in May 2017, provides for annual fees of $30,000 for each year ending April 30.  In addition, the chair of the audit committee is to receive $10,000 for service in that capacity, and the chair of the compensation committee is to receive $6,000 for service in that capacity.  Director fees are paid quarterly, in arrears, and may be received either in whole or in part in shares of our common stock or cash, at the election of the independent director.   In addition, each independent director shall receive a RSU valued at $30,000 that vests on the following April 30.  In May 2017, the Company granted to each of the then independent directors of the Company who served the Company and/or the Bank prior to the Company’s IPO (namely, Mr. Exum, Mr. Ingram, Mr. McWhorter and Ms. Reynolds) fully vested shares of our common stock valued at $59,819.

Messrs. James W. Ayers and J. Jonathan Ayers and Mr. Holmes are not independent directors, and they do not receive director compensation.  See “Executive Compensation” for a description of executive compensation paid in 2017 to Mr. Holmes.  Mr. James W. Ayers receives a salary as Executive Chairman, which he has elected to take in fully vested shares of our common stock, paid quarterly in arrears.  Mr. Ayers made this election in May of 2017. During 2017, prior to his election, we paid Mr. Ayers $208,334 in cash, and, after his election, we issued to Mr. Ayers shares of stock with a grant date fair value of $262,500.

INFORMATION REGARDING THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP served as our independent registered public accounting firm for the years ended December 31, 2016 and 2017.

For the years ended December 31, 2016 and December 31, 2017, RSM US LLP billed us for the following services:

Audit and Related Fees
	2016	2017
Audit fees (1)	$1,077,896	$900,625
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$1,077,896	$900,625

_______________________

(1)
For 2016, audit fees include fees for professional services performed by RSM US LLP for the audit of the Company’s consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities ($753,673), quarterly reviews ($83,629) and IPO and comfort letter procedures ($240,594). For 2017, audit fees include fees for professional services performed by RSM for the audit of the Company’s consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities ($745,750), quarterly reviews ($89,775), and consent procedures related to the Company’s registration statements ($65,100).

Pre-Approval Policy

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for conducting the audit fee negotiations with, and preapproves any engagement of, our independent registered public accounting firm.

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to RSM US LLP for our fiscal years ended December 31, 2016 and 2017 were pre-approved by our Audit Committee.

Change in Independent Registered Public Accountant

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2018 (the “Auditor Current Report”), the Audit Committee conducted a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  The Audit Committee invited multiple firms to participate in this process.

As a result of this process and following careful deliberation, the Audit Committee decided to dismiss RSM US LLP as the Company’s independent registered public accounting firm. The Audit Committee’s decision to dismiss was effective as of April 3, 2018 and was formally communicated to RSM US LLP by the Company on April 3, 2018.

During the Company’s fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through April 3, 2018, there were (i) no disagreements between the Company and RSM US LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to RSM US LLP’s satisfaction, would have caused RSM US LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements for the relevant year, and (ii) no “reportable events” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K, except for the material weakness identified by the Company’s management regarding the Company’s lack of effective processes and procedures necessary to ensure that all transactions included in the Company’s mortgage loans held for sale accounts were properly recorded and reflected on the Company’s financial statements.  This material weakness was disclosed in Item 9A. – Controls and Procedures of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 31, 2017.  As disclosed under the caption “Report on Management’s Assessment of Internal Control over Financial Reporting” in Item 8. – Financial Statements and Supplementary Data of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 16, 2018, during the fourth quarter of 2017, the Company’s management successfully completed testing necessary to conclude that the material weakness had been remediated.

The audit reports of RSM US LLP on the consolidated financial statements of the Company as of December 31, 2016 and 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company has provided RSM US LLP with a copy of the Auditor Current Report prior to its filing with the SEC and requested that RSM US LLP furnish to the Company a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of RSM US LLP’s letter dated April 6, 2018 is attached as Exhibit 16.1 to the Auditor Current Report.

On April 3, 2018, based upon the recommendation and approval of the Audit Committee, the Company appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Company’s engagement of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 became effective April 4, 2018 upon the execution of an engagement letter on such date. During the Company’s fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through April 3, 2018, neither the Company, nor anyone on its behalf, consulted with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and, as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

Representatives of Crowe Horwarth, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Our Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit committee reviews our financial reporting process. In this context, the Audit Committee:

•	has reviewed and discussed with management the audited financial statements for the year ended December 31, 2017;

•
has discussed with RSM US LLP, our former independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•
has received the written disclosures and the letter from RSM US LLP required by PCAOB Rule 3526 (“Independence Discussions with Audit Committees”), as modified or supplemented, and has discussed with RSM US LLP the independent accountant’s independence.

Based on this review and the discussions referred to above, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

This report is submitted on behalf of the members of the audit committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these Acts.

Respectfully submitted by the Audit Committee of the Board,

William F. Andrews
Orrin H. Ingram
Stuart C. McWhorter

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders wishing to include proposals in the proxy materials in relation to our 2019 Annual Meeting of Shareholders must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at our executive office on or before December 18, 2018 (120 days before the date of mailing based on this year’s Proxy Statement date). Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with the Company’s bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2019 annual meeting of shareholders, written notice must be received between December 18, 2018 and February 16, 2019. The proposal must be sent to: General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and will need to comply with the SEC’s rules and regulations.

Householding

In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and have elected to receive paper copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Upon request, the Company will promptly deliver a separate copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:
FB Financial Corporation
Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Shareholders who beneficially own shares of our common stock held in street name may contact their broker, bank or other agent as your nominee to request information about householding.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, can be accessed, along with this Proxy Statement, by following the instructions contained in the Notice for Annual Meeting of Shareholders and is also available on our corporate website under the “Stock & Filings” link on the Investor Relations at https://investors.firstbankonline.com/.

If you wish to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to:

FB Financial Corporation
Attn: Investor Relations
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

The Annual Report on Form 10-K for the year ended December 31, 2017 is not, and shall not be, deemed to be a part of our proxy materials.

OTHER MATTERS

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If you vote by return of your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the persons appointed by the Board as proxies will have the discretion to vote for you on such matters.

________________________

FB Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - William F. Andrews	☐	☐	02 - James W. Ayers	☐	☐	03 - J. Jonathan Ayers	☐	☐
04 - Agenia W. Clark	☐	☐	05 - James L. Exum	☐	☐	06 - Christopher T. Holmes	☐	☐
07 - Orrin H. Ingram	☐	☐	08 - Stuart C. McWhorter	☐	☐	09 - Emily J. Reynolds	☐	☐

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

02TULB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

FB Financial Corporation

Form of Proxy — FB FINANCIAL CORPORATION

Annual Meeting of Shareholders
May 17, 2018 3:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher T. Holmes and James R. Gordon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of FB FINANCIAL CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, CDT on May 17, 2018, at The Frist Art Museum, 919 Broadway, Nashville, Tennessee 37203, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.